UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2017

INTELLINETICS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-31671	87-0613716
(State or other jurisdiction	(Commission	(I.R.S Employer
of incorporation)	File Number)	Identification No.)

2190 Dividend Dr., Columbus, Ohio	43228
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (614) 388-8908

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Bridge Loans

On September 21, 2017, Robert F. Taglich and Michael N. Taglich (the “Investors”) each advanced the sum of $75,000 to Intellinetics, Inc., a Nevada corporation (the “Company”), pursuant to a bridge loan by each Investor to the Company (each, a “Bridge Loan”). The terms of the Bridge Loans are subject to further negotiation and execution of definitive agreements mutually acceptable to the Investors and the Company, but are anticipated to be identical to each other and on terms and conditions substantially as follows:

●	Each Bridge Loan will have a face value of $77,320 and an original issue discount of three percent (3%).

●	Each Bridge Loan will mature, and the principal and all accrued interest, will be due and payable in full, on September 21, 2018, and may be prepaid by the Company in full or in part at any time without penalty. Any amounts not paid when due will accrue default interest at twelve percent (12%) per annum from the due date.

●	Each Bridge Loan will be convertible, in the sole discretion of the Investor, into any type of security sold by the Company in the next round of any future debt financing or equity financing occurring within six (6) months after the date of the initial advance, at a conversion price equal to $0.30 per share of Common Stock, par value $0.001, of the Company (“Common Stock”), subject to customary anti-adjustment provisions.

●	In connection with the Bridge Loans, each Investor will also receive five-year warrants to purchase 75,000 shares of Common Stock, at an exercise price of $0.30 per share, subject to customary anti-adjustment provisions.

Robert F. Taglich and Michael N. Taglich each beneficially owns more than five percent (5%) of the Company’s outstanding shares of Common Stock.

The final terms and conditions of, and the definitive agreements evidencing, the Bridge Loans will be set forth in, and filed by the Company as exhibits to, an amendment to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Section 1.01 of this Current Report on Form 8-K regarding the “Bridge Loans” is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLINETICS, INC.

By:	/s/ James F. DeSocio
James F. DeSocio
President and Chief Executive Officer

Dated: September 27, 2017